EXHIBIT 2.1

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

OF

WORTHY PEER CAPITAL, INC.

A STOCK CORPORATION

FIRST:

The name of the corporation (hereinafter called the "Corporation") is Worthy Peer Capital, Inc.

SECOND:

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808.  The registered agent in charge thereof is Corporation Service Company.

THIRD:

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

The total number of shares of stock which this Corporation is authorized to issue is Fifty Million (50,000,000) shares of which Forty Million shares (40,000,000) shall be Common Stock, par value $0.0001 per share and Ten Million shares (10,000,000) shall be Preferred Stock, par value $0.0001 per share. Series of Preferred Stock may be created and issued from time to time, which such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

FIFTH:

The name and address of the incorporator are as follows:

Charles B. Pearlman, Esq.

Pearlman Schneider LLP

2200 Corporate Boulevard, N.W., Suite 210

Boca Raton, FL   33431

SIXTH:

The Corporation is to have perpetual existence.

SEVENTH:

The power to adopt, alter, amend or repeal Bylaws shall be vested in the Board of Directors.

EIGHTH:

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

NINTH:

To the fullest extent permitted by the Delaware General Corporation Law, the Corporation shall indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person (i) is or was a director of the Corporation; (ii) is or was serving at the request of the Corporation as a director of another corporation, provided that such person is or was at the time a director of the Corporation; or (iv) is or was serving at the request of the Corporation as an officer of another Corporation, provided that such person is or was at the time a director of the corporation or a director of such other corporation, serving at the request of the Corporation.  Unless otherwise expressly prohibited by the Delaware General Corporation Law, and except as otherwise provided in the previous sentence, the Board of Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact such person is or was an officer, employee or agent of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  No person falling within the purview of this paragraph may apply for indemnification or advancement of expenses to any court of competent jurisdiction.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 9th day of June 2016.

Charles B. Pearlman, Incorporator

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